Exhibit 99.1

CELSIUS RECEIVES BRIDGE FINANCING

Delray Beach, FL—August 13, 2009—  Celsius Holdings, Inc. (OTCBB:CSUH.OB), owner of the brand Celsius®, the Original calorie burning beverage, announced today that it received $1 million in bridge financing from CD Financial, LLC, a corporation controlled by Carl DeSantis.

“We are very happy with the continued support from Carl and his group,” said Jan Norelid, CFO of Celsius Holdings, Inc.  “We have started to negotiate a $7.5 million financing with CD Financial, which we hope to finalize the financing in the next two weeks. We intend to utilize this financing to implement new marketing initiatives as well as to expand current marketing programs and for working capital”

Naturally refreshing Celsius contains no sugar, no preservatives, no high fructose corn syrup, no aspartame, no artificial flavors, and very low sodium- a healthier alternative to energy drinks and other sugary sweet beverages. Celsius drinks are powered by the proprietary blend of ingredients, MetaPlus™, that includes Green Tea with EGCG, Ginger, Caffeine, Calcium, Chromium, B Vitamins and Vitamin C. Scientifically shown to raise metabolism over a three-hour period, consuming Celsius results in a sustained calorie burn while keeping you energized.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUH.OB) markets Celsius®, the original, great tasting calorie burner that is backed by science, through its wholly-owned operating subsidiary, Celsius, Inc. Celsius Inc., is dedicated to providing healthier, everyday refreshment through science and innovation.  Information about Celsius Holdings, Inc. is available at our website. More information about Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Contact Info:
Kim Morgan (561) 750-9800 x233 or kmorgan@transmediagroup.com
Jan Norelid (866) 4-CELSIUS or jnorelid@celsius.com
Source: Celsius Holdings, Inc.